UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2007

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 7, 2007, ManTech International Corporation completed its acquisition of SRS Technologies, Inc. (“SRS”). SRS provides high-end, mission-critical, advanced technology systems engineering and Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) services and solutions.

The acquisition was consummated pursuant to an Agreement and Plan of Merger, dated April 6, 2007 (the “Merger Agreement”), by and among ManTech, SRS, certain shareholders of SRS, Quicksilver Acquisition Corp., a newly formed and wholly owned subsidiary of ours (“Merger Sub”), and certain persons acting as a representative for the shareholders of SRS (“Shareholder Representative”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into SRS, with SRS continuing as the surviving corporation and our wholly owned subsidiary (the “Merger”).

We paid an initial purchase price of $195 million in cash (the “Purchase Price”) pursuant to the Merger. A portion of the Purchase Price was used to pay for certain transaction costs incurred by SRS in connection with the Merger. The Purchase Price was adjusted at closing based on an estimation of SRS’ working capital on the closing date. This adjustment resulted in an additional payment by ManTech of approximately $2.9 million to the shareholders of SRS at closing. This amount is subject to review and audit in the 120 days following the closing, and is thus potentially subject to further adjustment based on the results of that audit.

Pursuant to the terms of the Merger Agreement, $36.1 million of the Purchase Price was placed into escrow to satisfy potential indemnification obligations of SRS and its shareholders, and to satisfy potential expenses of the Shareholder Representative. The escrow term will be for a period of 3 years, subject to potential distributions of portions of the escrowed funds after the end of each of the first and second years.

A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The foregoing descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the terms of the Merger Agreement, as filed.

A copy of our press release, dated May 8, 2007, announcing the completion of the Merger, is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously announced, on April 30, 2007, we entered into a new Credit Agreement with Bank of America, N.A. (as Administrative Agent and L/C Issuer), Citizens Bank of Pennsylvania (as Syndication Agent), PNC Bank, National Association and Branch Banking and Trust Company (each as a Documentation Agent) and the other lender parties thereto (the “New Credit Agreement”).

In connection with consummation of the Merger, on May 7, 2007 we borrowed $170 million under the New Credit Agreement.

We filed the New Credit Agreement as an exhibit to a Current Report on Form 8-K which was filed with the SEC on May 1, 2007 (“May 1, 2007 Form 8-K”). Our description of the New Credit Agreement (and the borrowings thereunder) in this Current Report on Form 8-K is qualified by reference to the complete document, as filed with the May 1, 2007 Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

The financial statements of the business acquired required by this item are not included in this Current Report on Form 8-K. The financial statements will be provided pursuant to an amended report, which will be filed not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item is not included in this Current Report on Form 8-K. The pro forma financial information will be provided pursuant to an amended report, which will be filed not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated April 6, 2007 (the “Merger Agreement”), by and among ManTech, SRS, certain shareholders of SRS, Quicksilver Acquisition Corp., and certain persons acting as a representative for the shareholders of SRS.

99.1*	ManTech International Corporation Press Release, dated May 8, 2007, announcing the completion of the acquisition of SRS Technologies by ManTech.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: May 8, 2007	By:	/s/ KEVIN M. PHILLIPS
Kevin M. Phillips
Chief Financial Officer